Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces First Quarter Earnings

Syracuse, NY, April 13, 2011 - Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today a 20.3% increase in net income for the quarter ended March 31, 2011 compared to the first quarter of 2010. Net income was $3.3 million or $0.70 per diluted common share in the first quarter of 2011, compared with $2.7 million or $0.59 per diluted common share in the year-ago quarter. Net income increased 18.4% compared to the fourth quarter of 2010.

Net interest income was nearly unchanged in the first quarter compared to the first quarter of 2010, while the provision for credit losses dropped sharply on lower net charge-offs and continuing strong credit metrics. The provision for credit losses was $200,000 in the first quarter, compared to $1.1 million in the year-ago quarter and $800,000 in the fourth quarter of 2010.

Jack H. Webb, President and CEO of Alliance said, “Throughout the financial crisis our asset quality metrics have compared very favorably to peer averages. Those metrics improved further in the first quarter, with net charge-offs at the lowest level in more than four years and the loan loss provision at the lowest level since the fourth quarter of 2005. With net interest income and net operating expenses remaining relatively steady, along with our ability to reduce our provision for credit losses resulted in first quarter net income that was the second highest quarterly net income in our history.”

Webb added, “Current economic conditions continue to suppress loan demand; however, we continue to see positive results from the execution of our commercial lending strategy, with originations of $16.5 million in the first quarter nearly double the amount we originated in the first quarter of 2010. Our strong funding base, with deposits at a record high at the end of the first quarter, puts us in a strong position to respond to the credit needs of our market as the economy improves.”

Balance Sheet Highlights

Total assets were $1.5 billion at March 31, 2011, consistent with the levels at December 31, 2010. Securities available-for-sale increased $39.1 million to $453.5 million at the end of the first quarter. Total loans and leases (net of unearned income) decreased $20.1 million to $878.4 million at March 31, 2011. This decrease in loan balances resulted from a combination of weak loan demand across all loan categories, an exceptionally competitive lending environment, seasonal factors, and the continued amortization of our lease portfolio. Loan origination volumes in the first quarter increased $4.6 million or

10.0% compared to the first quarter of 2010 but were $41.6 million or 44.9% lower than the fourth quarter of 2010.

Commercial loans and mortgages decreased $3.9 million or 1.6% in the first quarter and totaled $246.0 million at March 31, 2011. Originations of commercial loans and mortgages in the first quarter (excluding lines of credit) totaled $16.5 million, compared with $38.5 million in the fourth quarter of 2010 and $8.9 million in the year-ago quarter. The decrease in originations compared with the fourth quarter reflects the effect of seasonal conditions and soft demand as well as an exceptionally high level of loan closings in the fourth quarter of 2010.

Residential mortgages outstanding decreased $4.6 million or 1.4% in the first quarter. Originations of residential mortgages totaled $18.2 million in the first quarter of 2011, compared with $38.6 million in the fourth quarter of 2010 and $19.3 million in the year-ago quarter.

Indirect auto loan balances were $170.2 million at the end of the first quarter, which was a decrease of $5.9 million from the end of the fourth quarter of 2010. The Company originated $15.6 million of indirect auto loans in the first quarter, compared with $14.5 million in the fourth quarter of 2010 and $17.2 million in the year-ago quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $4.5 million in the first quarter as a result of the Company’s previously announced decision to cease new lease originations.

The Company’s investment securities portfolio totaled $453.5 million at March 31, 2011, compared with $414.4 million at December 31, 2010. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at March 31, 2011 was 80% government-sponsored entity guaranteed mortgage-backed securities, 18% municipal securities and 1% obligations of U.S. government-sponsored corporations. Mortgage-backed securities, which totaled $363.4 million at March 31, 2011, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the United States government. The Company’s municipal securities portfolio, which totaled $81.2 million at the end of the first quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State.

Deposits increased $28.8 million or 2.5% to an all-time high in the first quarter, and were $1.2 billion at March 31, 2011. Transaction accounts (checking, savings, and money market) increased $28.4 million due primarily to higher balances for existing municipal deposit customers. Low cost transaction accounts comprised 70.6% of total deposits at the end of the first quarter, compared with 69.9% at December 31, 2010 and 68.3% at March 31, 2010.

Shareholders’ equity was $135.0 million at March 31, 2011, compared with $133.1 million at December 31, 2010. Net income for the quarter increased shareholders’ equity by $3.3 million and was partially offset by common stock dividends declared of $1.4 million or $0.30 per common share. Unrealized gains on securities available for sale, net of taxes, decreased $105,000 in the first quarter due to changes in market interest rates and other market conditions.

The Company’s Tier 1 leverage ratio was 8.36% and its total risk-based capital ratio was 15.03% at the end of the first quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 6.70% at March 31, 2011.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) decreased to $15.5 million at March 31, 2011, compared to $16.3 million at December 31, 2010 and $16.9 million at March 31, 2010. Approximately 42% of all delinquent loans and leases at the end of the first quarter were past due less than sixty days, compared with 41% at December 31, 2010 and 38% at March 31, 2010.

Nonperforming assets were $8.7 million or 0.59% of total assets at March 31, 2011, compared with $9.1 million or 0.63% of total assets at December 31, 2010 and $10.0 million or 0.69% of total assets at March 31, 2010. Included in nonperforming assets at the end of the first quarter are nonperforming loans and leases totaling $8.1 million, compared with $8.5 million and $9.6 million at December 31, 2010 and March 31, 2010, respectively.

Conventional residential mortgages comprised $3.5 million (46 loans) or 44% of nonperforming loans and leases at March 31, 2011. Nonperforming commercial loans and mortgages totaled $2.9 million (28 loans) or 36% of nonperforming loans and leases and nonperforming leases totaled $635,000 (16 leases) or 8% of nonperforming loans and leases at the end of the first quarter.

The provision for credit losses in the first quarter was down sharply from the year-ago period on the Company’s strong asset quality metrics, including lower charge-offs in the current and most recent quarters which are factors considered in management’s quarterly estimate of loan loss provisions and the adequacy of the allowance for credit losses. The provision expense was $200,000 in the first quarter compared to $1.1 million in the year-ago period and $800,000 in the fourth quarter of 2010. Net charge-offs were $205,000 in the first quarter, compared with $792,000 in the year-ago period and $583,000 in the fourth quarter of 2010.

Net charge-offs, annualized, equaled 0.09% of average loans and leases in the first quarter, compared to 0.35%, in the year-ago period and 0.26% in the fourth quarter of 2010. The provision for credit losses as a percentage of net charge-offs was 97.6% in the first quarter, compared to 138.3% in the year-ago quarter and 137.2% in the fourth quarter of 2010.

The allowance for credit losses was $10.7 million at March 31, 2011, compared with $10.7 million at December 31, 2010 and $9.7 million at March 31, 2010. The ratio of the allowance for credit losses to total loans and leases was 1.22% at March 31, 2011, compared with 1.19% at December 31, 2010 and 1.07% at March 31, 2010. The ratio of the allowance for credit losses to nonperforming loans and leases was 133% at March 31, 2011, compared with 126% at December 31, 2010 and 101% at March 31, 2010.

Net Interest Income

Net interest income totaled $11.0 million in the three months ended March 31, 2011, compared to $11.1 million in the year-ago quarter, and $10.8 million in fourth quarter of 2010. The tax-equivalent net interest margin decreased 17 basis points in the first quarter compared with the year-ago quarter due to the effect of persistently low interest rates on the Company’s interest-earning assets.

The net interest margin on a tax-equivalent basis was 3.44% in the first quarter of 2011, compared with 3.61% in the first quarter of 2010 and 3.45% in the fourth quarter of 2010. The decrease in the net interest margin compared with the first quarter of 2010 was the result of a decrease in the tax-equivalent earning asset yield of 53 basis points in the first quarter compared with the year-ago quarter, which was partially offset by a decrease in its cost of interest-bearing liabilities of 39 basis points over the same period. The rate of decline in the Company’s net interest margin slowed considerably in the first quarter of 2011 compared with the fourth quarter of 2010 due in part to the full quarter impact of deposit rate changes made in November 2010 on existing accounts, the benefit of which was enhanced by deposit growth thereby lowering our wholesale borrowings. The Company’s yield on earning assets decreased 11 basis points in the first quarter of 2011 compared with the fourth quarter of 2010, which was offset by a decrease in its cost of interest-bearing liabilities of 12 basis points during the same period.

Average interest-earning assets were $1.3 billion in the first quarter, which was an increase of 3.6% from the year-ago quarter and up 1.6% from the fourth quarter of 2010. Total average loans and leases were 65.7% of total interest-earning assets in the first quarter of 2011, compared to 70.1% in the year-ago quarter and 68.0% in the fourth quarter of 2010. Competition, sluggish demand and low market interest rates have all been contributing factors to the decline in our loan portfolios, along with the continuing amortization of the lease portfolio.

Although the net interest margin declined only one basis point from the fourth quarter of 2010, a slightly increased rate of compression in the net interest margin is likely in coming quarters as the persistently low interest rate environment continues to negatively affect the return on the Company’s loan and investment portfolios.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.6 million in the first quarter of 2011, compared with $4.6 million in the first quarter of 2010 and $5.9 million in the fourth quarter of 2010. Gains on the sale of loans increased $95,000 compared with the first quarter of 2010, but was down $369,000 from the fourth quarter of 2010 due to a drop in residential mortgage demand and to a greater proportion of originations in the first quarter of 2011 being bi-weekly payment mortgages which are retained in the portfolio. In December 2010, the Company sold substantially all of the assets of its insurance agency subsidiary, Ladd’s Inc. and discontinued its operations, which resulted in a decrease in insurance agency income of $346,000 in the first quarter of 2011 compared to the first quarter of 2010, and a decrease of $190,000 compared to the fourth quarter of 2010. A gain of $815,000 was recognized in the fourth quarter on the sale of Ladd’s and is included in other non-interest income. The fourth quarter gain was almost entirely offset by taxes of $806,000 resulting from a difference in the tax basis of such assets versus the book value. The discontinuation of Ladd’s operations had no material net effect on the first quarter’s financial results.

Non-interest income (excluding gains on sales of securities and gain on the Ladd’s transaction) comprised 29.5% of total revenue in the first quarter of 2011 compared with 29.1% in the year-ago quarter and 32.2% in the fourth quarter of 2010.

Non-interest expenses were $11.0 million in the quarter ended March 31, 2011, compared to $11.0 million in the first quarter of 2010 and $11.3 million in the fourth quarter of 2010. Salaries and benefits expense decreased $274,000 or 4.7% compared to the fourth quarter of 2010 due largely to the salaries and benefits and severance expenses incurred for employees of Ladd’s in the fourth quarter.

The Company’s efficiency ratio was 70.5% in the first quarter of 2011 compared with 69.9% in the year-ago quarter and 71.1% in the fourth quarter of 2010.

The Company’s effective tax rate was 24.7% for the quarter ended March 31, 2011 compared with 24.2% in the year-ago period and 26.7% in the fourth quarter (excluding the gain and related tax on the Ladd’s transaction).

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO
(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2011	2010
	(Dollars in thousands, except share and per share data)

Interest income:
Loans, including fees	$10,662	$11,821
Federal funds sold and interest bearing deposits	4	2
Securities	3,596	3,633

Total interest income	14,262	15,456

Interest expense:
Deposits:
Savings accounts	58	106
Money market accounts	447	773
Time accounts	1,487	1,971
NOW accounts	68	143

Total	2,060	2,993

Borrowings:
Repurchase agreements	207	203
FHLB advances	855	985
Junior subordinated obligations	157	154

Total interest expense	3,279	4,335

Net interest income	10,983	11,121
Provision for credit losses	200	1,095

Net interest income after provision for credit losses	10,783	10,026

Non-interest income:
Investment management income	1,916	1,807
Service charges on deposit accounts	1,010	1,050
Card-related fees	653	591
Insurance agency income	—	346
Income from bank-owned life insurance	254	269
Gain on the sale of loans	288	193
Other non-interest income	465	305

Total non-interest income	4,586	4,561

Non-interest expense:
Salaries and employee benefits	5,530	5,569
Occupancy and equipment expense	1,830	1,840
Communication expense	150	176
Office supplies and postage expense	284	269
Marketing expense	263	293
Amortization of intangible asset	241	290
Professional fees	824	740
FDIC insurance premium	393	402
Other operating expense	1,464	1,382

Total non-interest expense	10,979	10,961

Income before income tax expense	4,390	3,626
Income tax expense	1,084	877

Net income	$3,306	$2,749

Share and Per Share Data
Basic average common shares outstanding	4,662,044	4,583,707
Diluted average common shares outstanding	4,670,674	4,614,150
Basic earnings per common share	$0.70	$0.59
Diluted earnings per common share	$0.70	$0.59
Cash dividends declared	$0.30	$0.28

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	March 31, 2011	December 31, 2010
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$21,786	$32,501
Federal funds sold	8,600	—
Securities available-for-sale	453,530	414,410
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	8,112	8,652
Loans and leases held for sale	315	2,940
Total loans and leases, net of unearned income	878,402	898,537
Less allowance for credit losses	(10,678)	(10,683)

Net loans and leases	867,724	887,854

Premises and equipment, net	18,504	18,975
Accrued interest receivable	4,988	4,149
Bank-owned life insurance	28,666	28,412
Goodwill	30,844	30,844
Intangible assets, net	8,397	8,638
Other assets	17,710	17,247

Total assets	$1,469,176	$1,454,622

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$170,354	$179,918
Interest bearing	992,996	954,680

Total deposits	1,163,350	1,134,598

Borrowings	127,971	142,792
Accrued interest payable	1,083	1,391
Other liabilities	15,970	16,936
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,334,148	1,321,491

Shareholders’ equity:
Common stock	5,068	5,051
Surplus	45,805	45,620
Undivided profits	94,263	92,380
Accumulated other comprehensive income	1,639	1,713
Directors’ stock-based deferred compensation plan	(3,091)	(2,977)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	135,028	133,131

Total liabilities and shareholders’ equity	$1,469,176	$1,454,622

Common shares outstanding	4,745,491	4,729,035
Book value per common share	$28.45	$28.15
Tangible book value per common share	$20.18	$19.80

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2011	2010
	(Dollars in thousands)

Earning assets:
Federal funds sold and interest bearing deposits	$15,971	$7,524
Securities(1)	441,082	377,369
Loans and leases receivable:
Residential real estate loans(2)	332,497	356,613
Commercial loans	239,786	207,727
Leases, net of unearned income(2)	39,440	63,997
Indirect loans	172,943	181,789
Other consumer loans	90,776	91,416

Loans and leases receivable, net of unearned income	875,442	901,542

Total earning assets	1,332,495	1,286,435

Non-earning assets	129,661	137,021

Total assets	$1,462,156	$1,423,456

Interest bearing liabilities:
Interest bearing checking accounts	$157,684	$132,028
Savings accounts	102,646	94,751
Money market accounts	379,028	349,096
Time deposits	340,905	370,543
Borrowings	136,611	153,736
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774

Total interest bearing liabilities	1,142,648	1,125,928

Non-interest bearing deposits	174,788	157,130
Other non-interest bearing liabilities	15,994	17,245

Total liabilities	1,333,430	1,300,303
Shareholders’ equity	128,726	123,153

Total liabilities and shareholders’ equity	$1,462,156	$1,423,456

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	March 31, 2011		December 31, 2010		March 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$—	$—	$—	$—	$100	$101
Obligations of U.S. government- sponsored corporations	3,725	3,876	4,020	4,186	5,526	5,795
Obligations of states and political subdivisions	80,341	81,195	77,246	78,212	75,765	77,576
Mortgage-backed securities(1)	358,785	363,370	324,294	329,010	317,604	321,670

Total debt securities	442,851	448,441	405,560	411,408	398,995	405,142

Stock investments:
Equity securities	1,852	2,082	1,852	1,995	1,958	2,201
Mutual funds	3,000	3,007	1,000	1,007	1,000	1,005

Total stock investments	4,852	5,089	2,852	3,002	2,958	3,206

Total available-for-sale	$447,703	$453,530	$408,412	$414,410	$401,953	$408,348

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	March 31, 2011		December 31, 2010		March 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$330,330	37.7%	$334,967	37.4%	$355,033	39.4%
Commercial loans	128,461	14.7%	133,787	14.9%	113,513	12.6%
Commercial real estate	117,500	13.4%	116,066	13.0%	98,061	10.9%
Leases, net of unearned income	37,926	4.3%	42,466	4.8%	61,428	6.8%
Indirect loans	170,239	19.5%	176,125	19.7%	181,537	20.2%
Other consumer loans	90,617	10.4%	91,619	10.2%	91,157	10.1%

Total loans and leases	875,073	100.0%	895,030	100.0%	900,729	100.0%

Net deferred loan costs	3,329		3,507		3,924
Allowance for credit losses	(10,678)		(10,683)		(9,717)

Net loans and leases	$867,724		$887,854		$894,936

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	March 31, 2011		December 31, 2010		March 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$170,354	14.6%	$179,918	15.9%	$161,730	14.3%
Interest bearing checking	152,058	13.1%	151,894	13.3%	134,021	11.9%

Total checking	322,412	27.7%	331,812	29.2%	295,751	26.2%

Savings	105,799	9.1%	103,099	9.1%	98,048	8.7%
Money market	392,988	33.8%	357,885	31.5%	378,214	33.4%
Time deposits	342,151	29.4%	341,802	30.2%	357,919	31.7%

Total deposits	$1,163,350	100.0%	$1,134,598	100.0%	$1,129,932	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	March 31, 2011		December 31, 2010		March 31, 2010
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$6,538	0.75%	$6,711	0.75%	$6,493	0.72%
60 days past due	940	0.11%	1,083	0.12%	867	0.10%
90 days past due and still accruing	5	—%	19	—%	57	—%
Non-accrual	8,056	0.92%	8,474	0.95%	9,532	1.06%

Total	$15,539	1.78%	$16,287	1.82%	$16,949	1.88%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$3,544	$3,543	$3,513
Commercial loans	1,275	1,212	1,888
Commercial real estate	1,639	2,084	2,200
Leases	635	697	1,208
Indirect loans	292	212	187
Other consumer loans	671	726	536

Total non-accruing loans and leases	8,056	8,474	9,532
Accruing loans and leases delinquent 90 days or more	5	19	57

Total non-performing loans and leases	8,061	8,493	9,589
Other real estate and repossessed assets	650	652	422

Total non-performing assets	$8,711	$9,145	$10,011

Troubled debt restructurings not included in above	$1,041	$1,131	$110

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended March 31,
	2011	2010
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$10,683	$9,414

Loans and leases charged-off	(482)	(992)
Recoveries of loans and leases previously charged-off	277	200

Net loans and leases charged-off	(205)	(792)

Provision for credit losses	200	1,095

Allowance for credit losses, end of period	$10,678	$9,717

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2011	2010
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share and per share data)
Interest income	$14,262	$14,406	$15,102	$15,378	$15,456
Interest expense	3,279	3,588	3,942	4,188	4,335

Net interest income	10,983	10,818	11,160	11,190	11,121
Provision for credit losses	200	800	1,095	1,095	1,095

Net interest income after provision for credit losses	10,783	10,018	10,065	10,095	10,026
Other non-interest income	4,586	5,946	5,139	4,859	4,561
Other non-interest expense	10,979	11,346	11,210	10,963	10,961

Income before income tax expense	4,390	4,618	3,994	3,991	3,626
Income tax expense	1,084	1,825	904	999	877

Net income	$3,306	$2,793	$3,090	$2,992	$2,749

Stock and related per share data
Basic earnings per common share	$0.70	$0.59	$0.66	$0.64	$0.59
Diluted earnings per common share	$0.70	$0.59	$0.66	$0.64	$0.59
Basic weighted average common shares outstanding	4,662,044	4,646,934	4,624,819	4,622,660	4,583,617
Diluted weighted average common shares outstanding	4,670,674	4,660,463	4,646,889	4,643,679	4,614,060
Cash dividends paid per common share	$0.30	$0.30	$0.30	$0.28	$0.28
Common dividend payout ratio (1)	42.86%	50.85%	45.45%	43.75%	47.46%
Common book value	$28.45	$28.15	$28.63	$28.46	$27.38
Tangible common book value (2)	$20.18	$19.80	$19.84	$19.55	$18.39

Capital Ratios
Holding Company
Tier 1 leverage ratio	8.37%	8.28%	8.07%	7.87%	7.86%
Tier 1 risk based capital	13.80%	13.41%	13.06%	12.69%	12.56%
Tier 1 risk based common capital (3)	10.90%	10.54%	10.17%	9.84%	9.68%
Total risk based capital	15.03%	14.63%	14.27%	13.88%	13.69%
Tangible common equity to tangible assets(4)	6.70%	6.62%	6.63%	6.44%	6.10%

Bank
Tier 1 leverage ratio	7.79%	7.72%	7.67%	7.48%	7.38%
Tier 1 risk based capital	12.90%	12.54%	12.47%	12.12%	11.85%
Total risk based capital	14.15%	13.78%	13.70%	13.32%	12.99%

Selected ratios
Return on average assets	0.90%	0.77%	0.86%	0.83%	0.77%
Return on average equity	10.27%	8.59%	9.57%	9.62%	8.93%
Return on average tangible common equity	14.80%	12.51%	14.09%	14.48%	13.55%
Yield on earning assets	4.43%	4.54%	4.78%	4.83%	4.96%
Cost of funds	1.15%	1.27%	1.40%	1.46%	1.54%
Net interest margin (tax equivalent) (5)	3.44%	3.45%	3.57%	3.56%	3.61%
Non-interest income to total income (6)	29.46%	32.17%	30.21%	30.28%	29.08%
Efficiency ratio (7)	70.52%	71.14%	70.10%	68.31%	69.90%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.09%	0.26%	0.41%	0.23%	0.35%
Provision for credit losses to average loans and leases, annualized	0.09%	0.36%	0.49%	0.49%	0.49%
Allowance for credit losses to total loans and leases	1.22%	1.19%	1.17%	1.12%	1.07%
Allowance for credit losses to non-performing loans and leases	132.5%	125.8%	134.3%	106.3%	101.3%
Non-performing loans and leases to total loans and leases	0.92%	0.95%	0.87%	1.06%	1.06%
Non-performing assets to total assets	0.59%	0.63%	0.59%	0.71%	0.69%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	(Dollars in thousands)
Total assets	$1,469,176	$1,454,622	$1,446,839	$1,456,731	$1,445,326
Less: Goodwill and intangible assets, net	39,241	39,482	41,279	41,568	41,858

Tangible assets (non-GAAP)	$1,429,935	$1,415,140	$1,405,560	$1,415,163	$1,403,468

Total Common Equity	135,028	133,131	134,503	132,712	127,487
Less: Goodwill and intangible assets, net	39,241	39,482	41,279	41,568	41,858

Tangible Common Equity (non-GAAP)	95,787	93,649	93,224	91,144	85,629

Total Equity/Total Assets	9.19%	9.15%	9.30%	9.11%	8.82%
Tangible Common Equity/Tangible Assets (non-GAAP)	6.70%	6.62%	6.63%	6.44%	6.10%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income